Exhibit 99.1

Footnotes to Form 4

(1) Pursuant to the Amended and Restated Certificate of Incorporation of the Issuer, the shares of the Issuer’s Class F Common Stock, par value $0.0001 per share (“Class F Common Stock”), automatically converted into shares of Issuer’s Class A Common Stock, par value $0.0001 per share (“Class A Common Stock”), on a one-for-one basis, on January 4, 2019 at the time of the Issuer’s initial business combination. The Class F Common Stock had no expiration date.

(2) In accordance with the Amended and Restated Agreement and Plan of Merger, dated as of December 19, 2018 by and among the Issuer, Agiliti, Inc., Agiliti Holdco, Inc. and the other parties thereto, at the closing of the business combination contemplated thereby, THL Agiliti LLC (“THL Agiliti”) disposed of 98,195,398 shares of the Issuer’s Class A Common Stock in exchange for an aggregate 98,195,398 shares of common stock of Agiliti, Inc.

(3) This report is being filed by the following reporting persons:  THL Agiliti, Thomas H. Lee Advisors, LLC (“THL Advisors”), Thomas H. Lee Equity Fund VIII, L.P. (“THL Equity VIII”), Thomas H. Lee Parallel Fund VIII, L.P. (“Parallel Fund VIII”), THL Executive Fund VIII, L.P. (“Executive Fund VIII”), THL Fund VIII Coinvestment Partners, L.P. (“THL Coinvestment”), THL Equity Advisors VIII, LLC (“Equity Advisors”), Thomas H. Lee Partners, L.P. (“THL Partners”), THL Managers VIII, LLC (“THL Managers VIII”) and THL Holdco, LLC (“Holdco”).  This Form 4 is in two parts and is jointly filed with the reporting persons in both parts (collectively, the “Reporting Persons”). See Remarks.

(4) Voting and investment determinations with respect to the securities held of record by THL Agiliti listed in this report are made by unanimous consent of its members. The members of THL Agiliti are THL Equity VIII, Parallel Fund VIII, Executive Fund VIII, THL Coinvestment, THL Equity Fund VIII Investors (Agiliti), L.P. and FS Sponsor LLC. Voting and investment determinations with respect to the securities beneficially owned by FS Sponsor LLC listed in this report are made by a management  committee. Holdco is the managing member of THL Advisors, which is the general partner of THL Partners, which in turn is the general partner of THL Coinvestment and sole member of Equity Advisors and THL Managers VIII. Equity Advisors is the general partner of THL Equity VIII, Parallel Fund VIII and Executive Fund VIII. Voting and investment determinations with respect to the securities beneficially owned by Holdco listed in this report are made by a management committee.

(5) Each of the Reporting Persons disclaims beneficial ownership of the securities listed in this report, and this report shall not be deemed an admission that the Reporting Person is the beneficial owner of such securities for the purpose of Section 16 or for any other purpose, except to the extent of such Reporting Person’s pecuniary interest therein.